Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Center Bancorp, Inc. of our report dated March 3, 2014, relating to the consolidated financial statements of ConnectOne Bancorp, Inc. as of December 31, 2013 and 2012 and for the three years ended December 31, 2013 appearing in the Current Report on Form 8-K of Center Bancorp, Inc. filed with the Securities and Exchange Commission on the date hereof, and to the reference to us under the caption “Experts” in the prospectus.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Livingston, New Jersey
June 18, 2014